Exhibit 99.1

Gladstone Land Corporation Announces Farmland Acquisition in California

MCLEAN, Va., October 21, 2013 /PRNewswire/ — Gladstone Land Corporation (NASDAQ: LAND) (“Gladstone Land” or the “Company”) announced today that it has acquired a farm in Monterey County near Salinas, California, with 166 farmable acres for approximately $7.3 million.  The property has water on site and will be farmed for vegetables and berries. In connection with the acquisition, the Company assumed a two-year lease. In addition, the Company also executed a nine-year follow-on lease, which begins at the end of the two-year lease assumed at acquisition, with a corporate grower that farms a significant amount of acreage on the California coast.

“We are pleased to acquire our first farm property in Monterey County, one of the premier growing regions for fruits and vegetables in the United States,” said Bill Frisbie, Director, Real Estate, of the investment adviser to the Company.  “In addition to diversifying geographically, we have formed a partnership with another corporate farmer that further diversifies our tenant base.”

About Gladstone Land Corporation:

Gladstone Land Corporation is an externally-managed real estate investment company that invests in farmland and farm-related properties located in major agricultural markets throughout the United States.  Gladstone Land seeks to purchase high-quality farmland in the United States that is net leased to independent or corporate farmers with significant experience and resources.  The Company currently focuses on annual row crop farmland but will, in the future, look at farmland that grows commodity crops (wheat, corn and rice) as well as permanent crops (fruit and nut orchards and grapes).

We are currently seeking to hire a representative in Florida to cover the surrounding region for us. Owners or brokers who have farmland for sale in the United States should call (703) 287-5839.

For further information on the Company, please visit www.gladstoneland.com. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 27, 2013. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893